Filed Pursuant to Rule 424(b)(2)
Registration Statement No.: 333-151355

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Proposed Maximum	Amount of
to be Registered	Aggregate Offering Price	Registration Fee(1)
Common Stock, par value $0.01	$500,000,000	$19,650

(1)	Calculated in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 2, 2008)

Ford Motor Company

$500,000,000

Common Stock

This prospectus supplement and accompanying prospectus relate to the offer and sale from time to time of shares of our common stock, par value $0.01 per share, having an aggregate offering price of up to $500,000,000. The shares of our common stock to which this Prospectus Supplement relates will be offered over a period of time and from time to time through Goldman, Sachs & Co., as our sales agent. The shares of our common stock to which this Prospectus Supplement relates are in addition to the $500,000,000 aggregate offering price of shares of our common stock offered pursuant to a Prospectus Supplement dated August 14, 2008.

Our common stock is quoted on the New York Stock Exchange (“NYSE”) under the symbol “F.” The last reported sales price of our common stock as reported on the NYSE on October 1, 2008 was $4.55 per share.

The proceeds from the sale of the shares of common stock to which this prospectus supplement relates will be used to purchase from time to time outstanding debt securities of Ford Motor Credit Company LLC, our indirect, wholly-owned subsidiary (“Ford Credit”), in open market or privately negotiated transactions as described herein under “Use of Proceeds.”

The shares of our common stock to which this prospectus supplement relates generally will be offered and sold through Goldman, Sachs & Co., as our sales agent, over a period of time and from time to time in transactions at then-current prices, pursuant to an equity distribution agreement. Accordingly, an indeterminate number of shares of common stock will be sold up to the number of shares that will result in the receipt of gross proceeds of $500 million. We will pay Goldman, Sachs & Co. a commission equal to 0.85% of the gross proceeds of the shares sold pursuant hereto. The net proceeds we receive from the sale of the shares to which this prospectus supplement relates will be the gross proceeds received from such sales less the commissions and any other costs we may incur in issuing the shares. See “Use of Proceeds” and “Plan of Distribution” for further information.

Investing in the shares involves risks. See “Risk Factors” on page S-2 of this prospectus supplement and “Risk Factors” beginning on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co.

Prospectus Supplement dated October 2, 2008

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Ford has not authorized anyone to provide you with different information.

We are not making an offer of the shares of common stock covered by this prospectus supplement in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates thereof.

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ABOUT THIS PROSPECTUS SUPPLEMENT

The following information supplements, and should be read together with, the information contained in the related prospectus. You should read this information together with the financial statements and notes to the financial statements incorporated by reference into this prospectus supplement and the related prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus supplement. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until this offering has been completed.

•	Annual Report on Form 10-K for the year ended December 31, 2007.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

•	Current Reports on Form 8-K or 8-K/A dated and filed on the following dates:

Dated	Filed
January 3, 2008	January 3, 2008
January 16, 2008	January 16, 2008
January 23, 2008*	January 24, 2008*
February 1, 2008	February 1, 2008
March 3, 2008	March 3, 2008
March 25, 2008	March 26, 2008
April 1, 2008	April 1, 2008
April 7, 2008	April 11, 2008
April 25, 2008	May 1, 2008
May 8, 2008	May 13, 2008
May 9, 2008	May 9, 2008
May 21, 2008	May 22, 2008
June 2, 2008	June 2, 2008
June 3, 2008	June 3, 2008
June 20, 2008	June 20, 2008
July 1, 2008	July 1, 2008
July 23, 2008	July 24, 2008
July 24, 2008	July 24, 2008
August 1, 2008	August 1, 2008
August 14, 2008	August 15, 2008
September 3, 2008	September 3, 2008
September 16, 2008	September 16, 2008
October 1, 2008	October 2, 2008

*	Other than information that has been furnished to, and not filed with, the SEC, which information is not incorporated into this prospectus supplement and the accompanying prospectus.

In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act) will be deemed to be incorporated by reference in this prospectus supplement and to be part of this prospectus supplement from the date of the filing of such reports and documents. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Ford Motor Company
One American Road
Dearborn, MI 48126
Attn: Shareholder Relations Department
800-555-5259 or 313-845-8540

RISK FACTORS

Before purchasing any shares of common stock, you should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the risk factors discussion in Ford Motor Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for risk factors regarding Ford.

USE OF PROCEEDS

We expect to use the proceeds from the sale of our common stock to which this Prospectus Supplement relates from time to time hereunder to purchase up to $500,000,000 in principal amount of Ford Credit’s outstanding debt securities in open market or privately negotiated transactions.

Depending on market conditions, we intend to purchase Ford Credit debt securities that have maturity dates prior to January 1, 2012 and that have fixed interest rates of between 5.625% and 9.875% per annum or that have floating rates of interest. Ford Credit has outstanding approximately fourteen series of such debt securities having an aggregate principal amount of $24.2 billion. No determination has been made as of the date of this prospectus supplement regarding the principal amount, if any, of any individual series of debt securities that we may purchase with the proceeds from this offering. Such determinations will be made based on market conditions from time to time.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NYSE under the symbol “F.” The following table sets forth, for the quarters shown, the range of high and low composite prices of our common stock on the NYSE and the cash dividends declared on the common stock. The last reported sales price of our common stock on the NYSE on October 1, 2008 was $4.55 per share.

			Dividends
	High*	Low*	Declared

2008
Third quarter	$6.03	$4.17	$—
Second quarter	8.79	4.46	—
First quarter	6.94	4.95	—

2007
Fourth quarter	9.24	6.65	—
Third quarter	9.64	7.49	—
Second quarter	9.70	7.67	—
First quarter	8.97	7.43	—

2006
Fourth quarter	9.19	6.85	—
Third quarter	9.48	6.06	.05
Second quarter	8.05	6.17	.10
First quarter	8.96	7.39	.10

*	New York Stock Exchange composite interday prices as provided by the www.NYSEnet.com price history database.

Our Board of Directors announced on September 15, 2006 that payment of quarterly dividends on our common and Class B stock would be suspended beginning in the fourth quarter of 2006. On December 15, 2006, we entered into a secured credit facility which contains a covenant prohibiting us from paying any dividends (other than dividends payable solely in stock) on our common and Class B stock, subject to certain limited exceptions. As a result, it is unlikely that we will pay any dividends in the foreseeable future. The declaration and payment of future dividends by our Board of Directors will be dependent upon our earnings and financial condition, economic and market conditions and other factors deemed relevant by the Board of Directors. Thus, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

PLAN OF DISTRIBUTION

On August 14, 2008, we and Goldman, Sachs & Co. entered into an equity distribution agreement pursuant to which we may offer and sell from time to time through Goldman, Sachs & Co., as our sales agent, shares of our common stock having an aggregate offering price of up to $500,000,000. As of October 1, 2008, we have issued 88,325,372 shares of our common stock having an aggregate offering price of $434,454,293.23 under the equity distribution agreement.

On October 2, 2008, we and Goldman, Sachs & Co. amended our equity distribution agreement to provide for the offer and sale through Goldman, Sachs & Co., as our sales agent, of shares of our common stock having an aggregate offering price of up to an additional $500,000,000 over time and from time to time. The offer and sale of shares of our common stock to which this Prospectus Supplement relates is in addition to the shares of common stock having an aggregate offering price of up to $500,000,000 offered pursuant to our Prospectus Supplement dated August 14, 2008.

Pursuant to the equity distribution agreement, Goldman, Sachs & Co., as sales agent, will use its reasonable efforts to solicit offers to purchase the shares of common stock on any trading day or as otherwise agreed upon by us and Goldman, Sachs & Co. From time to time, we will submit orders to Goldman, Sachs & Co. relating to the shares of common stock to be sold through Goldman, Sachs &

Co., which orders may specify any price, time or size limitations relating to any particular sale. We may instruct Goldman, Sachs & Co. not to sell shares of common stock if the sales cannot be effected at or above a price designated by us in any such instruction. We or Goldman, Sachs & Co. may suspend the offering of shares of common stock by notifying the other.

We will pay Goldman, Sachs & Co. a commission equal to 0.85% of the gross proceeds of the shares sold pursuant hereto. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares.

Settlement for sales of common stock generally are anticipated to occur on the third business day following the date on which any sales were made in return for payment of the proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

As sales agent, Goldman, Sachs, & Co. will not engage in any transactions that stabilize our common stock.

Under the terms of the equity distribution agreement, we also may sell shares to Goldman, Sachs & Co. as principal for its own account at a price agreed upon at the time of sale. Goldman, Sachs & Co. may offer the shares of common stock sold to it as principal from time to time through public or private transactions at market prices prevailing at the time of sale, at fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices.

Pursuant to the equity distribution agreement, we have agreed to provide indemnification and contribution to Goldman, Sachs & Co. against certain civil liabilities relating to the selling of our common stock, including liabilities under the Securities Act. Goldman, Sachs & Co. may engage in transactions with, or perform other services for, us in the ordinary course of business.

The shares of common stock offered hereby may be sold on the NYSE or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, if agreed by us and Goldman, Sachs & Co., as sales agent, some or all of the shares of common stock covered by this prospectus supplement may be sold through:

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction.

To comply with the securities laws of certain jurisdictions, if applicable, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless it has been registered or qualified for sale or an exemption is available and complied with.

All expenses of this offering will be paid by us. These expenses include the SEC’s filing fees and fees under state securities or “blue sky” laws.

The offering of common stock pursuant to the amended equity distribution agreement will terminate upon the earlier of (i) the sale of shares of our common stock having an aggregate offering price of $1,000,000,000 and (ii) the termination of the equity distribution agreement by either Goldman, Sachs & Co. or us.

LEGAL MATTERS

The validity of the shares of common stock we are offering will be passed upon for us by Peter J. Sherry, Jr., Esq., our Associate General Counsel and Secretary, or another of our lawyers. Mr. Sherry owns, and such other lawyer likely would own, our common stock and options to purchase shares of our common stock. Certain legal matters will be passed upon for the sales agent by Shearman & Sterling LLP, New York, New York. Shearman & Sterling LLP have in the past provided, and may continue to provide, legal services to us and our subsidiaries.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With respect to the unaudited financial information of Ford Motor Company for the six-month periods ended June 30, 2008 and 2007, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP, an independent registered public accounting firm, reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 8, 2008 incorporated by reference herein, states that they did not audit and they do not express an opinion on the unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

Ford Motor Company

Senior Debt Securities, Subordinated Debt Securities,
Preferred Stock, Depositary Shares, Common Stock, Warrants,
Stock Purchase Contracts and Stock Purchase Units

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the following types of securities described in this prospectus in one or more offerings:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness;

•	shares of our preferred stock;

•	depositary shares representing a fraction of a share of our preferred stock;

•	shares of our common stock;

•	warrants to purchase debt securities, preferred stock, depositary shares or common stock;

•	stock purchase contracts;

•	stock purchase units; or

•	any combination of these securities.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add, update or change information contained in this prospectus.

Investments in the Securities involve risks. See “Risk Factors” beginning on page 2 of this prospectus.

You should read both this prospectus and any prospectus supplement or term sheet together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

Our principal executive offices are located at:

     Ford Motor Company
           One American Road
           Dearborn, Michigan 48126
           313-322-3000

Our common stock is traded on the New York Stock Exchange under the symbol “F”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2008.

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     The securities are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

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RISK FACTORS

Your investment in the securities involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider whether an investment in the securities is suitable for you. The securities are not an appropriate investment for you if you do not understand the terms of the securities or financial matters generally. In addition, certain factors that may adversely affect the business of Ford Motor Company are discussed in our periodic reports referred to in “Where You Can Find More Information,” below. For example, our Annual Report on Form 10-K for the year ended December 31, 2007 contains a discussion of significant risks that could be relevant to an investment in the securities. You should not purchase the securities described in this Prospectus unless you understand and know you can bear all of the investment risks involved.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

•	Annual Report on Form 10-K for the year ended December 31, 2007 (our “2007 10-K Report”).

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (our “10-Q Report”).

•	Current Reports on Form 8-K or 8-K/A dated and filed on the following dates:

Dated	Filed
January 3, 2008	January 3, 2008
January 16, 2008	January 16, 2008
January 23, 2008*	January 24, 2008*
February 1, 2008	February 1, 2008
March 3, 2008	March 3, 2008
March 25, 2008	March 26, 2008
April 1, 2008	April 1, 2008
April 7, 2008	April 11, 2008
April 25, 2008	May 1, 2008
May 8, 2008	May 13, 2008
May 9, 2008	May 9, 2008
May 21, 2008	May 22, 2008
June 2, 2008	June 2, 2008

*	Other than information that has been furnished to, and not filed with, the SEC, which information is not incorporated into this prospectus.

You may request copies of these filings at no cost, by writing or telephoning us at the following address:

Ford Motor Company
One American Road
Dearborn, MI 48126
Attn: Shareholder Relations Department
800-555-5259 or 313-845-8540

FORD MOTOR COMPANY

We incorporated in Delaware in 1919. We acquired the business of a Michigan company, also known as Ford Motor Company, that had been incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. We are one of the world’s largest producers of cars and trucks combined. We and our subsidiaries also engage in other businesses, including financing vehicles. Our headquarters are located at One American Road, Dearborn, Michigan 48126, and our telephone number is (313) 322-3000.

We review and present our business results in two sectors: Automotive and Financial Services. Within these sectors, our business is divided into reportable segments based upon the organizational structure that we use to evaluate performance and make decisions on resource allocation, as well as availability and materiality of separate financial results consistent with that structure.

Our Automotive and Financial Services businesses by sector are described generally in the table below:

Business Sector	Reportable Segments	Description
Automotive	Ford North America	Primarily includes the sale of Ford, Lincoln and Mercury brand vehicles and related service parts in North America (the United States, Canada and Mexico), together with the associated costs to design, develop, manufacture and service these vehicles and parts, and the sale of Mazda6 vehicles by our consolidated subsidiary, Auto Alliance International, Inc.
	Ford South America	Primarily includes the sale of Ford-brand vehicles and related service parts in South America, together with the associated costs to design, develop, manufacture and service these vehicles and parts.
	Ford Europe	Primarily includes the sale of Ford-brand vehicles and related service parts in Europe (including all parts of Turkey and Russia), together with the associated costs to design, develop, manufacture and service these vehicles and parts.
	Volvo	Primarily includes the sale of Volvo-brand vehicles and related service parts throughout the world (including North and South America, Europe, Asia Pacific and Africa), together with the associated costs to design, develop, manufacture and service these vehicles and parts.
	Ford Asia Pacific Africa	Primarily includes the sale of Ford-brand vehicles and related service parts in the Asia Pacific region and Africa, together with the associated costs to design, develop, manufacture and service these vehicles and parts.
	Mazda and Associated Operations	Includes our share of the results of Mazda Motor Corporation (of which we own approximately 33.4%) as well as certain of our Mazda-related investments.
	Jaguar Land Rover and Aston Martin*	Primarily includes the sale of Jaguar Land Rover brand vehicles and related service parts throughout the world (including North and South America, Europe, Asia Pacific and Africa), together with the associated costs to design, develop, manufacture and service these vehicles and parts.
Financial Services	Ford Motor Credit Company	Primarily includes vehicle-related financing,leasing, and insurance.
	Other Financial Services	Primarily includes real-estate, and vehicle-related financing, leasing of Volvo products.

*	In May 2007, we completed the sale of our 100% interest in Aston Martin and, therefore, the sale of Aston Martin-brand vehicles and related service parts throughout the world are included within this segment up until the date of sale. On June 2, 2008, we completed the sale of our 100% interest in our Jaguar Land Rover Operations.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of our “earnings” to our combined “fixed charges and preferred stock dividends” for the years 2003-2007 and for the three months ended March 31, 2008 are included as an exhibit to our 10-Q Report and future 10-Q Reports and are incorporated in this prospectus by reference.

USE OF PROCEEDS

We, or our affiliates, will use the net proceeds from the sale of securities for general corporate purposes, unless we state otherwise in a prospectus supplement. If we intend to use the proceeds to repay outstanding debt, we will provide details about the debt that is being repaid.

DESCRIPTION OF DEBT SECURITIES

We will issue debt securities in one or more series under an Indenture dated as of January 30, 2002 between us and The Bank of New York as successor trustee to JPMorgan Chase Bank. The Indenture may be supplemented from time to time.

The Indenture is a contract between us and The Bank of New York acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against us if an “Event of Default” described below occurs. Second, the Trustee performs certain administrative duties for us.

The Indenture is summarized below. Because it is a summary, it does not contain all of the information that may be important to you. We filed the Indenture as an exhibit to the registration statement, and we suggest that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under Limitation on Liens, Limitation on Sales and Leasebacks and Merger and Consolidation. Throughout the summary we have included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.

The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

The Indenture does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•	the provision for any sinking fund;

•	any additional restrictive covenants;

•	any additional Events of Default;

•	whether the series of debt securities are issuable in certificated form;

•	any provisions modifying the defeasance and covenant defeasance provisions;

•	any special tax implications, including provisions for original issue discount;

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination; and

•	any other terms.

The debt securities will be our unsecured obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness (parent company only). Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and unsubordinated indebtedness. See “— Subordination.”

Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Limitation on Liens

The Indenture restricts our ability to pledge some of our assets as security for other debt. Unless we secure the debt securities on an equal basis, the restriction does not permit us to have or guarantee any debt that is secured by (1) any of our principal U.S. plants or (2) the stock or debt of any of our subsidiaries that own or lease one of these plants. This restriction does not apply until the total amount of our secured debt plus the discounted value of the amount of rent we must pay under sale and leaseback transactions involving principal U.S. plants exceeds 5% of our consolidated net tangible automotive assets. This restriction also does not apply to any of the following:

•	liens of a company that exist at the time such company becomes our subsidiary;

•	liens in our favor or in the favor of our subsidiaries;

•	certain liens given to a government;

•	liens on property that exist at the time we acquire the property or liens that we give to secure our paying for the property; and

•	any extension or replacement of any of the above. (Section 10.04)

Limitation on Sales and Leasebacks

The Indenture prohibits us from selling and leasing back any principal U.S. plant for a term of more than three years. This restriction does not apply if:

•	we could create secured debt in an amount equal to the discounted value of the rent to be paid under the lease without violating the limitation on liens provision discussed above;

•	the lease is with or between any of our subsidiaries; or

•	within 120 days of selling the U.S. plant, we retire our funded debt in an amount equal to the net proceeds from the sale of the plant or the fair market value of the plant, whichever is greater.

Merger and Consolidation

The Indenture prohibits us from merging or consolidating with any company, or selling all or substantially all of our assets to any company, if after we do so the surviving company would violate the limitation on liens or the limitation on sales and leasebacks discussed above. This does not apply if the surviving company secures the debt securities on an equal basis with the other secured debt of the company. (Sections 8.01 and 8.03)

Events of Default and Notice Thereof

The Indenture defines an “Event of Default” as being any one of the following events:

•	failure to pay interest for 30 days after becoming due;

•	failure to pay principal or any premium for five business days after becoming due;

•	failure to make a sinking fund payment for five days after becoming due;

•	failure to perform any other covenant applicable to the debt securities for 90 days after notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default provided in the prospectus supplement.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)

If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term “default” includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.01.)

Annually, we must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.06.)

Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable protection from expenses and liability. (Section 6.02.) If they provide this reasonable indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture. (Section 5.12.)

Defeasance and Covenant Defeasance

Unless the prospectus supplement states otherwise, we will have two options to discharge our obligations under a series of debt securities before their maturity date. These options are known as “defeasance” and “covenant defeasance”. Defeasance means that we will be deemed to have paid the entire amount of the applicable series of debt securities and we will be released from all of our obligations relating to that series (except for certain obligations, such as registering transfers of the securities). Covenant defeasance means that as to the applicable series of debt securities we will not have to comply with the covenants described above under Limitation on Liens, Limitation on Sales and Leasebacks and Merger and Consolidation. In addition, if the prospectus supplement states that any additional covenants relating to that series of debt securities are subject to the covenant defeasance provision in the Indenture, then we also would not have to comply with those covenants. (Sections 14.01, 14.02 and 14.03.)

To elect either defeasance or covenant defeasance for any series of debt securities, we must deposit with the Trustee an amount of money and/or U.S. government obligations that will be sufficient to pay principal, interest and any premium or sinking fund payments on the debt securities when those amounts are scheduled to be paid. In addition, we must provide a legal opinion stating that as a result of the defeasance or covenant defeasance you will not be required to recognize income, gain or loss for federal income tax purposes and you will be subject to federal income tax on the same amounts, in the same manner and at the same times as if the defeasance or covenant defeasance had not occurred. For defeasance, that opinion must be based on either an Internal Revenue Service ruling or a change in law since the date the debt securities were issued. We must also meet other conditions, such as there being no Events of Default. The amount deposited with the Trustee can be decreased at a later date if in the opinion of a nationally recognized firm of independent public accountants the deposits are greater than the amount then needed to pay principal, interest and any premium or sinking fund payments on the debt securities when those amounts are scheduled to be paid. (Sections 14.04 and 14.05.)

Our obligations relating to the debt securities will be reinstated if the Trustee is unable to pay the debt securities with the deposits held in trust, due to an order of any court or governmental authority. (Section 14.06.) It is possible that a series of debt securities for which we elect covenant defeasance may later be declared immediately due in full because of an Event of Default (not relating to the covenants that were defeased). If that happens, we must pay the debt securities in full at that time, using the deposits held in trust or other money. (Section 14.03.)

Modification of the Indenture

With certain exceptions, our rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than two-thirds of the total principal amount of those debt securities. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)

Subordination

The extent to which a particular series of subordinated debt securities is subordinated to our Senior Indebtedness (as defined below) will be set forth in the prospectus supplement for that series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions. The particular terms of subordination of an issue of subordinated debt securities may supersede the general provisions of the Indenture summarized below.

The Indenture provides that any subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness. This means that in the event we become subject to any insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding or we voluntarily liquidate, dissolve or otherwise wind up our affairs, then the holders of all Senior Indebtedness will be entitled to be paid in full, before the holders of any subordinated debt securities are paid. In addition, (a) if we default in the payment of any Senior Indebtedness or if any event of default exists and all grace periods with respect thereto have expired under any Senior indebtedness, then, so long as any such default continues, no payment can be made on the subordinated debt securities; and (b) if any series of subordinated debt securities are declared due and payable before their stated maturity because of the occurrence of an Event of Default under the Indenture (other than because of our insolvency, bankruptcy, receivership, liquidation, reorganization or the like), then no payment on the subordinated debt securities can be made unless holders of the Senior Indebtedness are paid in full.

The term “Senior Indebtedness” means (a) the principal of and premium, if any, and interest on all of our indebtedness, whether presently outstanding or later created, (i) for money we borrow,

(ii) constituting obligations of others that we either assume or guarantee, (iii) in respect of letters of credit and acceptances issued or made by banks, or (iv) constituting purchase money indebtedness, which means indebtedness, the proceeds of which we use to acquire property or which we issue as all or part of our payment for such property, (b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness, and (c) all of our other general unsecured obligations and liabilities, including trade payables. Notwithstanding the foregoing, Senior Indebtedness does not include any of our indebtedness that by its terms is subordinate in right of payment to or of equal rank with the subordinated debt securities.

Global Securities

Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with The Depository Trust Company, New York, New York (“DTC”), which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or “beneficially” through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

While the debt securities are represented by one or more global certificates:

•	You will not be able to have the debt securities registered in your name.

•	You will not be able to receive a physical certificate for the debt securities.

•	Our obligations, as well as the obligations of the Trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

•	Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither we nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution.

•	You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

•	Because the debt securities will trade in DTC’s Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. (Section 2.05.) If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

This section contains a description of our capital stock. This description includes not only our common stock, but also our Class B stock and preferred stock, certain terms of which affect the common stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our restated certificate of incorporation. See “Where You Can Find More Information.”

Our authorized capital stock currently consists of 6,000,000,000 shares of common stock, 530,117,376 shares of Class B stock and 30,000,000 shares of preferred stock.

As of May 1, 2008, we had outstanding 2,171,147,986 shares of common stock and 70,852,076 shares of Class B stock.

Common Stock and Class B Stock

Rights to Dividends and on Liquidation. Each share of common stock and Class B stock is entitled to share equally in dividends (other than dividends declared with respect to any outstanding preferred stock) when and as declared by our board of directors, except as stated below under the subheading “Stock Dividends.” Under the terms of a secured credit agreement that we entered into on December 15, 2006, which credit agreement provides for a seven-year $7 billion term-loan facility and a five-year revolving credit facility of $11.5 billion, we are prohibited from paying dividends (other than dividends payable solely in stock) on our common and Class B stock, subject to certain limited exceptions. See Note 16 of the Notes to Financial Statements of our 2007 10-K Report for more information regarding our secured credit agreement.

Upon liquidation, subject to the rights of any other class or series of stock having a preference on liquidation, each share of common stock will be entitled to the first $.50 available for distribution to common and Class B stockholders, each share of Class B stock will be entitled to the next $1.00 so available, each share of common stock will be entitled to the next $.50 available and each share of common and Class B stock will be entitled to an equal amount after that. Any outstanding preferred stock would rank senior to the common stock and Class B Stock in respect of liquidation rights and could rank senior to that stock in respect of dividend rights.

Voting — General. All general voting power is vested in the holders of common stock and the holders of Class B stock, voting together without regard to class, except as stated below in the subheading “Voting by Class.” The voting power of the shares of stock is determined as described below. However, we could in the future create series of preferred stock with voting rights equal to or greater than our common stock or Class B stock.

Each holder of common stock is entitled to one vote per share, and each holder of Class B stock is entitled to a number of votes per share derived by a formula contained in our restated certificate of incorporation. As long as at least 60,749,880 shares of Class B stock remain outstanding, the formula will result in holders of Class B stock having 40% of the general voting power and holders of common stock and, if issued, any preferred stock with voting power having 60% of the general voting power.

If the number of outstanding shares of Class B stock falls below 60,749,880, but remains at least 33,749,932, then the formula will result in the general voting power of holders of Class B stock declining to 30% and the general voting power of holders of common stock and, if issued, any preferred stock with voting power increasing to 70%.

If the number of outstanding shares of Class B stock falls below 33,749,932, then each holder of Class B stock will be entitled to only one vote per share.

Based on the number of shares of Class B stock and common stock outstanding as of May 1, 2008, each holder of Class B stock is entitled to 20.429 votes per share. Of the outstanding Class B stock as of April 4, 2008, 52,016,831 shares were held in a voting trust. The trust requires the trustee to vote all the shares in the trust as directed by holders of a plurality of the shares in the trust.

Right of Preferred Stock to Elect a Maximum of Two Directors in Event of Default. It would be customary for any preferred stock that we may issue to provide that if at any time we are delinquent in the payment of six or more quarters’ worth of dividends (whether or not consecutive), the holders of the preferred stock, voting as a class, would be entitled to elect two directors (who would be in addition to the directors elected by the stockholders generally). These voting rights are required to be provided if the preferred stock is listed on the New York Stock Exchange and are provided for in our Series B preferred stock.

Non-Cumulative Voting Rights. Our common stock and Class B stock, as well as any preferred stock with voting power we may issue, do not and will not have cumulative voting rights. This means that the holders who have more than 50% of the votes for the election of directors can elect 100% of the directors if they choose to do so.

Voting by Class. If we want to take any of the following actions, we must obtain the vote of the holders of a majority of the outstanding shares of Class B stock, voting as a class:

•	issue any additional shares of Class B stock (with certain exceptions);

•	reduce the number of outstanding shares of Class B stock other than by holders of Class B stock converting Class B stock into common stock or selling it to the Company;

•	change the capital stock provisions of our restated certificate of incorporation;

•	merge or consolidate with or into another corporation;

•	dispose of all or substantially all of our property and assets;

•	transfer any assets to another corporation and in connection therewith distribute stock or other securities of that corporation to our stockholders; or

•	voluntarily liquidate or dissolve.

Voting Provisions of Delaware Law. In addition to the votes described above, any special requirements of Delaware law must be met. The Delaware General Corporation Law contains provisions on the votes required to amend certificates of incorporation, merge or consolidate, sell, lease or exchange all or substantially all assets, and voluntarily dissolve.

Ownership and Conversion of Class B Stock. In general, only members of the Ford family or their descendants or trusts or corporations in which they have specified interests can own or be registered as record holders of shares of Class B stock, or can enjoy for their own benefit the special rights and powers of Class B stock. A holder of shares of Class B stock can convert those shares into an equal number of shares of common stock for the purpose of selling or disposing of those shares. Shares of Class B stock acquired by the Company or converted into common stock cannot be reissued by the Company.

Preemptive and Other Subscription Rights. Holders of common stock do not have any right to purchase additional shares of common stock if we sell shares to others. If, however, we sell Class B stock or obligations or shares convertible into Class B stock (subject to the limits on who can own Class B stock described above), then holders of Class B stock will have a right to purchase, on a ratable basis and at a price just as favorable, additional shares of Class B stock or those obligations or shares convertible into Class B stock.

In addition, if shares of common stock (or shares or obligations convertible into such stock) are offered to holders of common stock, then we must offer to the holders of Class B stock shares of Class B stock (or shares or obligations convertible into such stock), on a ratable basis, and at the same price per share.

Stock Dividends. If we declare and pay a dividend in our stock, we must pay it in shares of common stock to holders of common stock and in shares of Class B stock to holders of Class B stock.

Ultimate Rights of Holders of Class B Stock. If and when the number of outstanding shares of Class B stock falls below 33,749,932, the Class B stock will become freely transferable and will become substantially equivalent to common stock. At that time, holders of Class B stock will have one vote for each share held, will have no special class vote, will be offered common stock if common stock is offered to holders of common stock, will receive common stock if a stock dividend is declared, and will have the right to convert such shares into an equal number of shares of common stock irrespective of the purpose of conversion.

Miscellaneous; Dilution. If we increase the number of outstanding shares of Class B stock (by, for example, doing a stock split or stock dividend), or if we consolidate or combine all outstanding shares of Class B stock so that the number of outstanding shares is reduced, then the threshold numbers of outstanding Class B stock (that is, 60,749,880 and 33,749,932) that trigger voting power changes will automatically adjust by a proportionate amount.

Preferred Stock

We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series.

For any series of preferred stock that we may issue, our board of directors will determine and the prospectus supplement relating to such series will describe:

•	The designation and number of shares of such series;

•	The rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	Any provisions relating to convertibility or exchangeability of the shares of such series;

•	The rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	The voting powers, if any, of the holders of shares of such series;

•	Any provisions relating to the redemption of the shares of such series;

•	Any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	Any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	Any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative dividends, if any, thereon will be cumulative.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. In that event, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Withdrawal of Underlying Preferred Stock. Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or other equitable method, as may be determined by the depositary.

Voting. Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion or Exchange of Preferred Stock. If the deposited preferred stock is convertible into or exchangeable for other securities, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of the Deposit Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days’ notice whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if (a) all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock is convertible exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

Limitation on Liability. Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will act on our claims, requests or instructions.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

General

We may issue warrants to purchase debt securities, preferred stock, depositary shares, common stock or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time. Particular terms of any stock purchase contracts and/or stock purchase units we offer will be described in the prospectus supplement relating to such stock purchase contracts and/or stock purchase units.

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

The stock purchase contracts may be issued separately or as a part of units (“stock purchase units”), consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

PLAN OF DISTRIBUTION

We may sell the securities to or through agents or underwriters or directly to one or more purchasers. Securities also may be sold by or through broker-dealers in connection with, or upon the termination or expiration of, equity derivative contracts between us or our affiliates and such broker-dealers or their affiliates.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

By Agents

We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

We may sell securities directly to you. In this case, no underwriters or agents would be involved.

As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

General Information

Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

Peter J. Sherry, Jr., Esq., who is our Associate General Counsel and Secretary, or another of our lawyers, will give us an opinion about the legality of the securities. Mr. Sherry owns, and such other lawyer likely would own, our common stock and options to purchase shares of our common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and financial statement schedule incorporated in the Prospectus by reference to Ford Motor Company’s Current Report on Form 8-K dated June 2, 2008 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Ford Motor Company’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Ford Motor Company for the three-month periods ended March 31, 2008 and 2007, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 7, 2008 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.